EXHIBIT 10.7

                               FEDERAL INCOME TAX
                              ALLOCATION AGREEMENT

         THIS FEDERAL INCOME TAX ALLOCATION AGREEMENT (the "Agreement") is entered into as of the 2nd day February 1997, between Andrx Corporation, a Florida corporation ("Parent"), and Cybear, Inc., a Florida corporation ("Subsidiary").

                                   WITNESSETH:

         WHEREAS, Parent and Subsidiary are members of an "affiliated group" of corporations (as that term is defined in Section 1504, and is used in Section 1501, of the Internal Revenue Code of 1986, as amended (the "Code")) of which Parent is the common parent (Parent and Subsidiary are sometimes referred to herein, collectively, as the "Group" and individually as the "Member");

         WHEREAS, Parent and Subsidiary have agreed to file a consolidated federal income tax return in lieu of separate returns; and

         WHEREAS, Parent and Subsidiary desire to establish a method for apportioning the Group's consolidated federal income tax liability among the members of the Group and for reimbursing Parent for the payment of the Group's federal income tax liability.

         NOW, THEREFORE, Parent and Subsidiary agree as follows:

         1. CONSOLIDATED RETURN TO BE FILED. Parent and Subsidiary shall file a consolidated return in lieu of separate returns with respect to the income tax imposed by Chapter 1 of the Code beginning for the taxable year ending December 31, 1997 and for any subsequent taxable periods for which the Group is required or permitted to make a consolidated federal income tax return. All consolidated federal income tax returns and amendments thereof required or permitted to be filed by the Group, including all consents and elections, shall be prepared and filed by Parent. Parent shall take all other actions it determines are necessary or appropriate with respect to the Group's federal income tax liability.

         2. APPORTIONMENT OF TAX LIABILITY. The Group's consolidated federal income tax liability shall be apportioned among the members of the Group in accordance with the ratio which that portion of the Group's consolidated taxable income attributable to each Member having taxable income bears to the Group's consolidated taxable income, as provided in Sections 1552(a)(1) and 1552(b) of the Code and utilizing the provisions of Treasury Regulations Section 1.1552-1(a)(1).

         3. COMPENSATION FOR USE OF DEDUCTIONS, NET OPERATING LOSSES AND CREDITS. Parent and Subsidiary acknowledge that the federal income tax liability apportioned to each Member under Section 2 of this Agreement shall be the federal income tax liability of the Member for purposes of determining the Member's earnings and profits under the Code. Parent and Subsidiary, however, agree that each Member shall be compensated for the use by other members of the Group of deductions,


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                  net operating losses, credits and other tax attributes
                  generated by such Member. Accordingly, each Member whose "separate return tax liability" for the taxable year is in excess of such Member's apportioned amount of the Group's consolidated federal income tax liability for the taxable year determined under Section 2 hereof shall pay such excess to Parent for allocation and distribution by Parent to the members of the Group that generated the deductions, net operating losses, credits and other tax attributes utilized by such Member. For purposes of this Agreement, the "separate return tax liability" of each Member for the taxable year shall be determined as if such Member were filing a separate tax return under the Code, and shall be determined without reference to the provisions of Treasury Regulations Section 1.1502-12.

         4. LIABILITY FOR THE PAYMENT OF APPORTIONED TAX LIABILITY. Each Member shall be liable only for (x) the portion of the Group's consolidated federal income tax liability apportioned to it under Section 2 hereof and (y) the excess of such Member's separate return tax liability over the apportioned amount as determined under Section 3 hereof. Each Member shall pay to Parent all such amounts within thirty (30) days of receipt of a statement from Parent indicating such amount or amounts. Within ten (10) days of receipt thereof, Parent shall allocate and pay such amounts to the members of the Group that generated the deductions, net operating losses, credits and other tax attributes used by other members of the Group. Each Member hereby agrees to indemnify, hold harmless and defend all other members of the Group from any and all loss, liability, cost, expense or claim of or to the other members of the Group, including without limitation, the fees of counsel with respect thereto, resulting or arising from the amounts determined as owed by such Member pursuant to Sections 2 and 3 of this Agreement.

         5. ESTIMATED TAX PAYMENTS. Parent may assess each Member for its share of estimated federal income tax payments to be made by the Group. Payment of the assessment to Parent shall be made within thirty (30) days after such assessment. The payment shall be credited against the portion of the Group's consolidated tax liability apportioned to the Member under this Agreement.

         6. EFFECT OF CARRYBACK/CARRYFORWARD TO YEAR NOT COVERED BY THIS AGREEMENT. If part or all of a consolidated net operating loss or tax credit is allocated to a Member pursuant to Treasury Regulations Section 1.1502-21T(b), and such loss or credit is carried back or forward to a year in which the Member filed a separate income tax return or joined in a consolidated federal income tax return of another affiliated group, any refund or reduction in tax liability arising from such carry-back or carryover shall be retained by the Member. The Parent shall determine whether an election shall be made not to carry back any consolidated net operating loss arising in a consolidated return year (including any portion allocated to a Member under Treasury Regulations Section 1.1502-79) in accordance with
                  Section 172(b)(3) of the Code.

         7. ADJUSTMENTS FOR REFUNDS AND DEFICIENCIES. If the group's consolidated federal income tax liability is adjusted for any taxable period, whether by means of an amended return, claim for refund, audit by the Internal Revenue Service or

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                  otherwise, the liabilities of each Member shall be recomputed under Sections 2 and 3 of the Agreement to give effect to such adjustments. Parent shall determine the effect of the adjustments and shall provide to the members of the Group a statement indicating the portion of each adjustment attributable to each Member. If the adjustment results in a refund for any Member, Parent shall pay to such Member the portion of the refund attributable to such Member within ten
                  (10) days after being notified by Parent of the receipt of the refund. If the adjustment results in a deficiency for any Member, such Member shall pay to Parent the amount of the deficiency attributable to such Member within ten (10) days after the receipt of a statement from Parent indicating the amount attributable to such Member. If any interest is to be paid or received as a result of a consolidated federal income tax deficiency or refund, such interest shall be allocated to the members of the Group in the ratio each Member's portion of the change in the Group's consolidated federal income tax liability bears to the total change in the Group's consolidated federal income tax liability. Any penalty shall be allocated upon such basis as Parent deems just and proper in view of all applicable circumstances.

         8. TERMINATION. This Agreement shall apply to the taxable year ending on December 31, 1997 and all subsequent taxable periods, unless Parent and Subsidiaries terminate this Agreement in writing. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods to which this Agreement applies. Failure of one or more parties hereto to qualify by meeting the definition of a member of an "affiliated group" under Section 1504 of the Code shall not operate to terminate this Agreement with respect to the other parties hereto so long as two or more parties continue to qualify.

         9. AVAILABILITY OF RECORDS. All materials, including, but not limited to, returns, supporting schedules, work papers, correspondence and other such documents, relating to the Group's consolidated federal income tax return filed for a taxable year during which this Agreement was in effect shall be made available to any Member that was included in the return during Parent's regular business hours for seven (7) years after the date the return was filed.

        10. MEMBER LEAVING GROUP. Any Member which leaves the Group shall continue to be bound by this Agreement. Any tax allocation/sharing or similar agreement subsequently entered into by any Member leaving the Group, should incorporate the Agreement therein.

        11. ADDITIONAL MEMBERS OF THE GROUP. Parent and Subsidiary recognize and acknowledge that from time to time other corporations may become members of the affiliated group (as that term is defined in Section 1504 of the Code) and hereby agree that each of those corporations shall become a party to this Agreement by executing an Addendum Agreement under which the corporation becomes one of the "Subsidiaries" and a "Member" under this Agreement as though it was an original party thereto. For this purpose, the then existing members of the Group hereby expressly bind themselves to the Addendum

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                  Agreement by Parent's execution of the Addendum Agreement
                  without further action on their part.

         12. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of Parent and its successors and each of the members and their respective successors. This Agreement shall be construed under and governed by the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written above.

                                      ANDRX CORPORATION

                                 By:  /s/ ANGELO C. MALAHIAS
                                      ------------------------------------------
                                      Angelo C. Malahias

                                Its:  Vice President and Chief Financial Officer

                                Date: September 15, 1998


                                      CYBEAR, INC.

                                 By:  /s/ EDWARD E. GOLDMAN
                                      ------------------------------------------
                                      Edward E. Goldman, M.D.

                                Its:  President and Chief Executive Officer

                                Date: September 15, 1998

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